                                                                     EXHIBIT 4.2

                                                                (Conformed copy)



             CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF
                         SERIES A 8% SENIOR CONVERTIBLE
                          PARTICIPATING PREFERRED STOCK

                                       of

                                marchFIRST, Inc.

             Pursuant to Section 151 of the General Corporation Law
                            of the State of Delaware

             We, the undersigned, Robert F. Bernard, Chief Executive Officer, and Edward V. Szofer, Secretary, of marchFIRST, Inc., a Delaware corporation (hereinafter called the "CORPORATION"), pursuant to the provisions of Sections 103 and 151 of the General Corporation Law of the State of Delaware, do hereby make this Certificate of Designations and do hereby state and certify that pursuant to the authority expressly vested in the Board of Directors of the Corporation by the Amended and Restated Certificate of Incorporation, the Board of Directors duly adopted the following resolutions:

             RESOLVED, that, pursuant to Article FOURTH of the Amended and Restated Certificate of Incorporation (which authorizes 3,000,000 shares of preferred stock, $.001 par value ("PREFERRED STOCK")), the Board of Directors hereby fixes the powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions, of a series of Preferred Stock.

             RESOLVED, that each share of such series of Preferred Stock shall rank equally in all respects and shall be subject to the following provisions:

     1. NUMBER AND DESIGNATION. 430,000 shares of the Preferred Stock of the Corporation shall be designated as Series A 8% Senior Convertible Participating Preferred Stock (the "SERIES A PREFERRED STOCK").

     2. DEFINITIONS. Unless the context otherwise requires, when used herein the following terms shall have the meaning indicated.

     "20 DAY MARKET PRICE" means the average of the daily Market Prices of the Common Stock for the 20 consecutive trading days ending the day prior to the date for which such value is to be computed.

     "ADJUSTED CONVERSION PRICE" means, at any time, the Initial Liquidation Preference divided by the Conversion Ratio in effect at such time.

     "AFFILIATE" means, with respect to any specified Person, any other Person which, directly or indirectly, controls, is controlled by or is under direct or indirect common control with, such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms "affiliated," "controlling," and "controlled" have meanings correlative to the foregoing.

     "BOARD OF DIRECTORS" means the Board of Directors of the Corporation.

     "BUSINESS DAY" means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in New York City, New York generally are authorized or required by law or other governmental actions to close.

     "COMMON STOCK" means the Corporation's common stock, par value $.001 per share.

     "CONVERSION RATIO" means 500 as of the Issue Date, subject to adjustment from time to time pursuant to paragraph 8(g) hereof.

     "DISCLOSURE LETTER" means the Disclosure Letter dated December 13, 2000 setting forth exceptions to the Stock Purchase Agreement dated as of December 13, 2000 between the Corporation and the initial holder of the Series A Preferred Stock.

     "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

     "FIRST CALL DATE" means the 1-year anniversary of the Issue Date.

     "GROUP" means a group within the meaning of Section 13(d)(3) of the Exchange Act.

     "INITIAL LIQUIDATION PREFERENCE" is an amount equal to $1,000.00 per whole share of Series A Preferred Stock (as adjusted for stock splits, stock dividends and similar transactions).

     "ISSUE DATE" means the first date of issuance of shares of Series A Preferred Stock.

     "LIQUIDATION PREFERENCE" is an amount equal to $1,000.00 per whole share of Series A Preferred Stock as adjusted as provided in Section 4(b) for dividends not paid in full and as adjusted for stock splits, stock dividends and similar transactions.

     "MARKET PRICE" means, with respect to the Common Stock, on any given day,
(i) the price of the last trade, as reported on the Nasdaq National Market, not identified as having been reported late to such system, or (ii) if the Common Stock is so quoted, but not so traded, the average of the last bid and ask prices, as those prices are reported on the Nasdaq National Market, or (iii) if the Common Stock is not listed or authorized for trading on the Nasdaq National Market or any comparable system, the average of the closing bid and asked prices as furnished by two members of the National Association of Securities Dealers, Inc. selected from time to time by the Corporation for that purpose; PROVIDED that, in connection with (i) or (ii), the Corporation may from time to time specify in advance the time at which the trade price or bid and ask prices, respectively, shall be determined for purposes of a particular calculation under this Certificate of Designations. If the Common Stock is not listed and traded in a manner that the quotations referred to above are available for the period required hereunder, the Market Price per share of Common Stock shall be deemed to be the fair value per share of such security as determined in good faith by the Board of Directors of the Corporation.

     "MARKET VALUE" means with respect to some number of shares of Common Stock, the Market Price times such number of shares.

     "MINIMUM CALL STOCK PRICE TEST" shall be satisfied with respect to a notice of redemption if the Market Price has been at least $7.50 per share (subject to adjustment for stock splits, stock dividends and similar transactions) for 20 of the last 30, and each of the last 5, trading days immediately preceding the date of the notice of redemption.

     "OUTSTANDING", when used with reference to shares of stock, means issued and outstanding shares, excluding shares held by the Corporation or a subsidiary.

     "PERSON" means an individual, corporation, partnership, limited liability company, association, trust and any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

     "SECOND CALL DATE" means the 3-year anniversary of the Issue Date.

     "STOCKHOLDER APPROVAL EVENT" means the approval by the stockholders of the Corporation at or before the next annual meeting of stockholders of the Corporation of the issuance of the Series A Preferred Stock and Series B Preferred Stock, the terms thereof and the exchange of shares of Series B Preferred Stock into shares of Series A Preferred Stock.

     3. RANK.(a) Any class or series of stock of the Corporation shall be deemed to rank:

               (i) prior to the Series A Preferred Stock, either as to the payment of dividends or as to distribution of assets upon liquidation, dissolution or winding up, or both, if the holders of such class or series shall be entitled by the terms thereof to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up, in preference or priority to the holders of Series A Preferred Stock ("SENIOR SECURITIES");

               (ii) on a parity with the Series A Preferred Stock, either as to the payment of dividends or as to distribution of assets upon liquidation, dissolution or winding up, or both, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share thereof be different from those of the Series A Preferred Stock, if such stock shall be Series B 12% Senior Participating Preferred Stock ("SERIES B PREFERRED STOCK") or if the holders of the Series A Preferred Stock and of such class of stock or series shall be entitled by the terms thereof to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, or both, in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences (including, but not limited to preferences as to payment of dividends or other amounts distributable upon liquidation), without preference or priority one over the other and such class of stock or series is not a class of Senior Securities ("PARITY SECURITIES"); and

               (iii) junior to the Series A Preferred Stock, either as to the payment of dividends or as to the distribution of assets upon liquidation, dissolution or winding up, or both, if such stock or series shall be Common Stock or if the holders of the Series A Preferred Stock shall be entitled by the terms thereof to receipt of dividends, and of amounts distributable upon liquidation, dissolution or winding up, in preference or priority to the holders of shares of such stock or series (including, but not limited to preferences as to payment of dividends or other amounts distributable upon liquidation) ("JUNIOR SECURITIES").

          (b) The respective definitions of Senior Securities, Junior Securities and Parity Securities shall also include any rights or options exercisable or exchangeable for or convertible into any of the Senior Securities, Junior Securities and Parity Securities, as the case may be.

          (c) The Series A Preferred Stock shall be subject to the creation of Junior Securities and Parity Securities.

     4. DIVIDENDS: (a) The holders of shares of Series A Preferred Stock shall be entitled to receive with respect to each share of Series A Preferred Stock, when, as and if declared by the Board of Directors, out of funds legally available for the payment of dividends, dividends at a rate per annum equal to eight percent (8%) of the Liquidation Preference per share, payable in accordance with the terms of this Section 4, at the election of the Corporation on or before each payment date, either (A) in cash or (B) in additional shares ("ADDITIONAL SHARES") of either (i) Series A Preferred Stock if a Stockholder Approval Event shall have occurred or (ii) Series B Preferred Stock if a Stockholder Approval Event shall not have occurred. Such dividends shall be cumulative from the Issue Date regardless of when actually paid (except that dividends on Additional Shares shall accrue pursuant to their terms from the date such Additional Shares are issued), whether or not in any Dividend Period (as defined below) or Dividend Periods there shall be funds of the Corporation legally available for the payment of such dividends, and shall be payable semi-annually in arrears on June 30 and December 31 of each year (unless such day is not a Business Day, in which event such dividends shall be payable on the next succeeding Business Day) (each such date being a "DIVIDEND PAYMENT DATE" and each such semi-annual period being a "DIVIDEND PERIOD"). Each such dividend shall be payable to the holders of record of shares of the Series A Preferred Stock as they appear on the share register of the Corporation on the corresponding Record Date. As used herein, the term "RECORD DATE" means, with respect to the dividend payable on June 30 and December 31, respectively of each year, the preceding June 15 and December 15, or such other record date, not more than 60 days nor less than 10 days preceding the payment dates thereof, as shall be fixed by the Board of Directors. Accrued and unpaid dividends for any past Dividend Periods may be declared and paid at any time, without reference to any Dividend Payment Date, to holders of record on such record date, not more than 45 days preceding the payment date thereof, as may be fixed by the Board of Directors.

          (b) The amount of dividends payable for each full Dividend Period for the Series A Preferred Stock shall be computed by dividing the annual eight percent (8%) rate by two. The amount of dividends payable for the initial

Dividend Period, or any other period shorter or longer than a full Dividend Period, on the Series A Preferred Stock shall be computed on the basis of twelve 30-day months and a 360-day year. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series A Preferred Stock that may be in arrears; PROVIDED that if dividends are not paid in full on any Dividend Payment Date, dividends will cumulate as if the Corporation elected to pay the unpaid dividends in cash and the Liquidation Preference had been increased by the amount of unpaid dividends until paid.

          (c) So long as any shares of the Series A Preferred Stock are outstanding, no dividend, except as described in the next succeeding sentence, shall be declared or paid or set apart for payment on any Parity Securities, nor shall any Parity Securities be redeemed, purchased or otherwise acquired for any consideration (or moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Corporation, directly or indirectly (except by conversion into or exchange for Junior Securities), unless in each case full cumulative dividends have been or contemporaneously are declared and paid or declared and consideration sufficient for the payment thereof set apart for such payment on the Series A Preferred Stock for all Dividend Periods terminating on or prior to the date of payment of the dividend on such class or series of Parity Securities or the redemption, purchase or other acquisition thereof. When dividends are not paid in full or consideration sufficient for such payment is not set apart, as aforesaid, all dividends declared upon shares of the Series A Preferred Stock and all dividends declared upon any other class or series of Parity Securities shall be declared ratably in proportion to the respective amounts of dividends accumulated and unpaid on the Series A Preferred Stock and accumulated and unpaid on such Parity Securities.

          (d) So long as any shares of the Series A Preferred Stock are outstanding, no dividends (other than dividends or distributions paid in shares of, or to effectuate a stock split on, or options, warrants or rights to subscribe for or purchase shares of, Junior Securities) shall be declared or paid or set apart for payment or other distribution declared or made upon Junior Securities, nor shall any Junior Securities be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of shares of Common Stock made for purposes of an employee incentive or benefit plan of the Corporation or any subsidiary) (any such dividend, distribution, redemption or purchase being hereinafter referred to as a "JUNIOR SECURITIES DISTRIBUTION") for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Corporation, directly or indirectly (except by conversion into or exchange for Junior Securities), unless in each case (i) the full cumulative dividends on all outstanding shares of the Series A Preferred Stock and accrued and unpaid dividends on any other Parity Securities shall have been paid or set apart for payment for all past Dividend

Periods with respect to the Series A Preferred Stock and all past dividend periods with respect to such Parity Securities and (ii) sufficient consideration shall have been paid or set apart for the payment of the dividend for the current Dividend Period with respect to the Series A Preferred Stock and the current dividend period with respect to such Parity Securities.

          (e) If the Corporation elects to pay dividends in Additional Shares, the number of Additional Shares to be issued as dividends will equal the cash amount of the dividend that would have been payable if dividends were paid in cash, divided by the Initial Liquidation Preference.

          (f) In case the Corporation shall fix a record date for the making of any dividend or distribution to holders of Common Stock (including distributions of stock of the Corporation or its subsidiaries other than dividends or distributions payable solely in Common Stock), the holder of each share of Series A Preferred Stock on such record date shall be entitled to receive an equivalent dividend or distribution based on the number of shares of Common Stock into which such share of Series A Preferred Stock is convertible on such record date.

     5. LIQUIDATION PREFERENCE. (a) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for the holders of Junior Securities, the holders of the shares of Series A Preferred Stock shall be entitled to receive with respect to each share of Series A Preferred Stock an amount equal to all dividends (whether or not earned or declared) accrued and unpaid thereon to the date of final distribution to such holders plus an amount in cash equal to the Liquidation Preference. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of the shares of Series A Preferred Stock shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any Parity Securities, then such assets, or the proceeds thereof, shall be distributed among the holders of shares of Series A Preferred Stock and any such other Parity Securities ratably in accordance with the respective amounts that would be payable on such shares of Series A Preferred Stock and any such other Parity Securities if all amounts payable thereon were paid in full.

          (b) Upon the completion of the distribution required by Section 5(a) and any other distribution that may be required with respect to any other series of Preferred Stock that may from time to time come into existence, subject to the rights of any other series of Preferred Stock that may from time to time come into existence, the holders of Series A Preferred Stock and the holders of Series B Preferred Stock shall participate with the Common Stock ratably on an as converted basis (assuming that each share of Series B Preferred Stock were converted at the same rate as Series A Preferred Stock) in the distribution of assets, or the proceeds thereof, until the holders of Series A Preferred
Stock shall have received (including amounts paid pursuant to Section 5(a)) an aggregate of $1,500.00 per share of Series A Preferred Stock (in each case as adjusted for any stock splits, stock dividends, recapitalizations or the like); thereafter, subject to the rights of any other series of Preferred
Stock that may from time to time come into existence, if assets remain in the Corporation, the holders of the Common Stock of the Corporation shall receive the distribution of assets, or the proceeds thereof, until such time as the holders of Common stock shall have received, in the aggregate, distributions equal to their pro-rata percentage of the shares of the Corporation as if the holders of Series A Preferred Stock and the holders of Series B Preferred
Stock were participating with the Common Stock (and were not entitled to any preference thereto) on an as converted basis (assuming that each share of Series B Preferred Stock were converted at the same rate as Series A
Preferred Stock) beginning with the first dollar paid in such liquidation, dissolution or winding up; thereafter, subject to the rights of any other series of Preferred Stock that may from time to time come into existence, if assets remain in the Corporation the holders of the Common Stock, the Series
A Preferred Stock and the Series B Preferred Stock shall participate in the remaining distributions on as converted basis (assuming that each share of Series B Preferred Stock were converted at the same rate as Series A
Preferred Stock).

          (c) Notwithstanding anything else in this Certificate of Designation, a liquidation, dissolution or winding up, voluntary or involuntary, of the Corporation shall be deemed to have occurred upon (A) (i) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation, whether of the Corporation with or into any other corporation or corporations or of any other corporation or corporations with or into the Corporation, but excluding any merger effected exclusively for the purpose of changing the domicile of the Corporation); or (ii) a sale of all or substantially all of the assets of the Corporation; PROVIDED that a consolidation or merger as a result of which the holders of capital stock of the Corporation immediately prior to such merger or consolidation possess (by reason of such holdings) 50% or more of the voting power of the corporation surviving such merger or consolidation (or other corporation which is the issuer of the capital stock into which the capital stock of the Corporation is converted or exchanged in such merger or consolidation) shall not be treated as a liquidation, dissolution or winding up, voluntary or involuntary, of the Corporation within the meaning of this paragraph 5 or (B) a transaction or series of transactions in which a person or group of persons (as defined in Rule 13d-5(b)(1) of the Exchange Act) (excluding the initial holder of the Series A Preferred Stock or any of its Affiliates) acquires beneficial ownership (as determined in accordance with Rule 13d-3 of the Exchange Act) of more than 50% of the Common Stock or the voting power of the Corporation. Notwithstanding the foregoing, in the event of a deemed liquidation, dissolution or winding up pursuant to this Section 5(c) as a result of a transaction in which substantially all of the consideration received by the Corporation's stockholders is capital stock of the surviving corporation or the parent thereof (such issuer, the "New Issuer"), if the Board of Directors of the surviving corporation determines that the payment of cash pursuant to Section 5(a) would have a material adverse effect on the surviving corporation, the parent thereof or the transaction, each holder of the Series A Preferred Stock shall have the right to receive, in exchange for its shares of Series A Preferred Stock and in lieu of payments otherwise payable pursuant to Sections 5(a) and 5(b), at its election, either (x) capital stock in such amounts and in such form as would have been received had such holder converted all of its Series A Preferred Stock immediately prior to such transaction or (y) securities of the New Issuer equivalent in rights and preferences to the Series A Preferred Stock.

     6. REDEMPTION. (a) The Series A Preferred Stock shall not be redeemable by the Corporation prior to the First Call Date. All shares of Series A Preferred Stock shall be redeemable at the option of the Corporation to the extent the Corporation shall have funds legally available for such payment, at any time in whole or from time to time in part, (i) on and after the Second Call Date, or, (ii) if the Minimum Call Stock Price Test has been satisfied, on and after the First Call Date, at a redemption price per share equal to the Liquidation Preference, plus accrued and unpaid dividends thereon to the date fixed for redemption.

          (b) Shares of Series A Preferred Stock which have been issued and reacquired in any manner, including shares purchased or redeemed, shall (upon compliance with any applicable provisions of the laws of the State of Delaware) have the status of authorized and unissued shares of the class of Preferred Stock undesignated as to series and may be redesignated and reissued as part of any series of the Preferred Stock; PROVIDED that no such issued and reacquired shares of Series A Preferred Stock shall be reissued or sold as Series A Preferred Stock.

     7. PROCEDURE FOR REDEMPTION. (a) In the event that fewer than all the outstanding shares of Series A Preferred Stock are to be redeemed, the number of shares to be redeemed shall be determined by the Board of Directors and the shares to be redeemed shall be selected by lot or pro rata (with any fractional shares being rounded to the nearest whole share) as may be determined by the Board of Directors.

          (b) In the event the Corporation shall redeem shares of Series A Preferred Stock, notice of such redemption shall be given by first class mail, postage prepaid, mailed not less than 30 days nor more than 60 days prior to the redemption date, to each holder of record of the shares to be redeemed at such holder's address as the same appears on the stock register of the Corporation; PROVIDED that neither the failure to give such notice nor any defect therein shall affect the validity of the giving of notice for the redemption of any share of Series A Preferred Stock to be redeemed except as to the holder to whom the Corporation has failed to give said notice or except as to the holder whose notice was defective. Each such notice shall state: (i) the redemption date (which shall be a date on or after the First Call Date); (ii) the number of shares of Series A Preferred Stock to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of shares to be redeemed from such holder (which if less than all of the shares outstanding, must be on a pro-rata basis); (iii) the redemption price formula; (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date.

          (c) Notice having been mailed as aforesaid, from and after the redemption date, dividends on the shares of Series A Preferred Stock so called for redemption shall cease to accrue, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the redemption price) shall cease. Upon surrender in accordance with said notice of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors of the Corporation shall so require and the notice shall so state), such shares shall be redeemed by the Corporation at the redemption price as aforesaid. In case fewer than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

     8. CONVERSION. (a) Subject to the provisions of this paragraph 8, the holders of the shares of Series A Preferred Stock shall have the right, at any time and from time to time, at such holder's option, to convert any or all outstanding shares (and fractional shares) of Series A Preferred Stock, in whole or in part, into fully paid and non-assessable shares of Common Stock. The number of shares of Common Stock deliverable upon conversion of a share of Series A Preferred Stock as of any date shall be an amount equal to the Liquidation Preference divided by the Adjusted Conversion Price. Notwithstanding any call for redemption pursuant to paragraph 6, the right to convert shares so called for redemption shall terminate at the close of business on the date immediately preceding the date fixed for such redemption unless the Corporation shall default in making payment of the amount payable upon such redemption.

          (b) (i) In order to exercise the conversion privilege, the holder of the shares of Series A Preferred Stock to be converted shall surrender the certificate representing such shares at the office of the Corporation, with a written notice of election to convert completed and signed, specifying the number of shares to be converted. Unless the shares issuable on conversion are to be issued in the same name as the name in which such shares of Series A Preferred Stock are registered, each share surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder or the holder's duly authorized attorney and an amount sufficient to pay any transfer or similar tax.

               (ii) As promptly as practicable after the surrender by a holder of certificates for shares of Series A Preferred Stock as aforesaid, the Corporation shall issue and shall deliver to such holder, or on the holder's written order to the holder's transferee, (w) a certificate or certificates for the whole number of shares of Common Stock issuable upon the conversion of such shares in accordance with the provisions of this paragraph 8, (x) any cash adjustment required pursuant to paragraph 8(f) and (y) in the event of a conversion in part, a certificate or certificates for the whole number of shares of Series A Preferred Stock not being so converted.

               (iii) Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the certificates for shares of Series A Preferred Stock shall have been surrendered and such notice received by the Corporation as aforesaid, and the person in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder of record of the shares of Common Stock represented thereby at such time on such date and such conversion shall be into a number of shares of Common Stock equal to the product of the number of shares of Series A Preferred Stock surrendered times the Liquidation Preference divided by the Adjusted Conversion Price in effect at such time on such date. All shares of Common Stock delivered upon conversion of the Series A Preferred Stock will upon delivery be duly and validly issued and fully paid and non-assessable, free of all liens and charges and not subject to any preemptive rights. Upon the surrender of certificates representing shares of Series A Preferred Stock, such shares shall no longer be deemed to be outstanding and all rights of a holder with respect to such shares surrendered for conversion shall immediately terminate except the right to receive the Common Stock and other amounts payable pursuant to this paragraph 8 and a certificate or certificates representing shares of Series A Preferred Stock not converted.

          (c) (i) Upon delivery to the Corporation by a holder of shares of Series A Preferred Stock of a notice of election to convert, the right of the Corporation to redeem such shares of Series A Preferred Stock shall terminate, regardless of whether a notice of redemption has been mailed as aforesaid.

               (ii) Except as provided above and in paragraph 8(g), the Corporation shall make no payment or adjustment for accrued and unpaid dividends on shares of Series A Preferred Stock, whether or not in arrears, on conversion of such shares or for dividends in cash on the shares of Common Stock issued upon such conversion.

          (d) (i) The Corporation covenants that it will at all times reserve and keep available, free from preemptive rights, such number of its authorized but unissued shares of Common Stock as shall be required for the purpose of effecting conversions of the Series A Preferred Stock.

               (ii) Prior to the delivery of any securities which the Corporation shall be obligated to deliver upon conversion of the Series A Preferred Stock, the Corporation shall comply with all applicable federal and state laws and regulations which require action to be taken by the Corporation.

          (e) The Corporation will pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Common Stock on conversion of the Series A Preferred Stock pursuant hereto; PROVIDED that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue or delivery of shares of Common Stock in a name other than that of the holder of the Series A Preferred Stock to be converted and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

          (f) In connection with the conversion of any shares of Series A Preferred Stock, no fractions of shares of Common Stock shall be issued, but in lieu thereof the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to such fractional interest multiplied by the Market Price per share of Common Stock on the business day on which such shares of Series A Preferred Stock are deemed to have been converted.

          (g) (i) In case the Corporation shall at any time after the date of issue of the Series A Preferred Stock (A) declare a dividend or make a distribution on Common Stock payable in Common Stock, (B) subdivide or split the outstanding Common Stock, (C) combine or reclassify the outstanding Common Stock into a smaller number of shares,
     (D) issue any shares of its capital stock in a reclassification of Common Stock (including any such reclassification in connection with a consolidation or merger in which the Corporation is the continuing corporation), or (E) consolidate with, or merge with or into, any other Person, the Conversion Ratio in effect at the time of the record date for such dividend or distribution or of the effective date of such subdivision, split, combination, consolidation, merger or reclassification shall be proportionately adjusted so that the conversion of the Series A Preferred Stock after such time shall entitle the holder to receive the aggregate number of shares of Common Stock or other securities of the Corporation (or shares of any security into which such shares of Common Stock have been combined, consolidated, merged or reclassified pursuant to clause 8(g)(i)(C), 8(g)(i)(D) or 8(g)(i)(E) above) which, if this Series A Preferred Stock had been converted immediately prior to such time, such holder would have owned upon such conversion and been entitled to receive by virtue of such dividend, distribution, subdivision, split, combination, consolidation, merger or reclassification, assuming such holder of Common Stock of the Corporation (x) is not a Person with which the Corporation consolidated or into which the Corporation merged or which merged into the Corporation or to which such recapitalization, sale or transfer was made, as the case may be ("CONSTITUENT PERSON"), or an affiliate of a constituent person and (y) failed to exercise any rights of election as to the kind or amount of securities, cash and other property receivable upon such reclassification, change, consolidation, merger, recapitalization, sale or transfer (PROVIDED, that if the kind or amount of securities, cash and other property receivable upon such reclassification, change, consolidation, merger, recapitalization, sale or transfer is not the same for each share of Common Stock of the Corporation held immediately prior to such reclassification, change, consolidation, merger, recapitalization, sale or transfer by other than a constituent person or an affiliate thereof and in respect of which such rights of election shall not have been exercised ("NON-ELECTING SHARE"), then for the purpose of this subparagraph 8(g) the kind and amount of securities, cash and other property receivable upon such reclassification, change, consolidation, merger, recapitalization, sale or transfer by each non-electing share shall be deemed to be the kind and amount so receivable per share by a plurality of the non-electing shares). Such adjustment shall be made successively whenever any event listed above shall occur.

               (ii) In case the Corporation shall issue or sell any Common Stock (other than Common Stock issued (A) pursuant to the Corporation's stock option plans or pursuant to any other Common Stock related employee compensation plans of the

          Corporation approved by the Corporation's Board of Directors or its predecessors (including such plans under Section 423 of the Internal Revenue Code of 1986, as amended) (collectively, "STOCK PLANS") or pursuant to obligations of the Corporation existing prior to the Issue Date to issue shares of Common Stock, other than obligations under Employee Retention Agreements (as defined below)("EXISTING OBLIGATIONS") or (B) upon exercise or conversion of any security the issuance of which caused an adjustment under paragraphs 8(g)(iii) or 8(g)(iv) hereof) without consideration or for a consideration per share less than the then Trigger Value, the Conversion Ratio to be in effect after such issuance or sale shall be determined by multiplying the Conversion Ratio in effect immediately prior to such issuance or sale by a fraction, (1) the numerator of which shall be the product of
          (I) the aggregate number of shares of Common Stock outstanding immediately after such issuance or sale plus the number of shares of Common Stock into which the outstanding shares of Series A Preferred Stock and Series B Preferred Stock are convertible (assuming the Series B Preferred Stock were convertible into Common Stock at the same rate as the Series A Preferred Stock) immediately prior to such issuance or sale (the "CONVERT TOTAL") and (II) the Current Valuation Per Common Share (as defined in paragraph 8(g)(vi)) immediately prior to such issuance or sale and (2) the denominator of which shall be the sum of (x) the product of (I) the number of shares of Common Stock outstanding immediately prior to the time of such issuance or sale plus the Convert Total and (II) the Current Valuation Per Common Share immediately prior to such issuance or sale and (y) the aggregate consideration, if any, to be received by the Corporation upon such issuance or sale, but in no event will such fraction be less than one. In case any portion of the consideration to be received by the Corporation shall be in a form other than cash, the fair market value of such noncash consideration shall be utilized in the foregoing computation. Such fair market value shall be determined by the Board of Directors of the Corporation; PROVIDED that if the holders of a majority of the Series A Preferred Stock shall object to any such determination, the Board of Directors shall retain an independent appraiser reasonably satisfactory to such holders to determine such fair market value. The holders shall be notified promptly of any consideration other than cash to be received by the Corporation and furnished with a description of the consideration and the fair market value thereof, as determined by the Board of Directors.

               (iii) In case the Corporation shall fix a record date for the issuance of rights, options or warrants to the holders of its Common Stock or other securities entitling such holders to subscribe for or purchase shares of Common Stock (or securities convertible into shares of Common Stock) at a price per share of Common Stock (or having a conversion price per share of Common Stock, if a security convertible into shares of Common Stock) less than the then Trigger Value on such record date, the maximum number of shares of Common Stock issuable upon exercise of such rights, options or warrants (or conversion of such convertible securities) shall be deemed to have been issued and outstanding as of such record date and the Conversion Ratio shall be adjusted pursuant to paragraph 8(g)(ii) hereof, as though such maximum number of shares of Common Stock had been so issued for an aggregate consideration payable by the holders of such rights, options, warrants or convertible securities prior to their receipt of such shares of Common Stock. In case any portion of such consideration shall be in a form other than cash, the fair market value of such noncash consideration shall be determined as set forth in paragraph 8(g)(ii) hereof. Such adjustment shall be made successively whenever such record date is fixed; and in the event that such rights, options or warrants are not so issued or expire unexercised, or in the event of a change in the number of shares of Common Stock to which the holders of such rights, options or warrants are entitled (other than pursuant to adjustment provisions therein comparable to those contained in this paragraph 8(g)), the Conversion Ratio shall again be adjusted to be the Conversion Ratio which would then be in effect if such record date had not been fixed, in the former event, or the Conversion Ratio which would then be in effect if such holder had initially been entitled to such changed number of shares of Common Stock, in the latter event.

               (iv) In case the Corporation shall issue rights, options (other than options issued pursuant to a Stock Plan) or warrants entitling the holders thereof to subscribe for or purchase Common Stock (or securities convertible into shares of Common Stock) or shall issue convertible securities, and the price per share of Common Stock of such rights, options, warrants or convertible securities (including, in the case of rights, options or warrants, the price at which they may be exercised) is less than the then Trigger Value, the maximum number of shares of Common Stock issuable upon exercise of such rights, options or warrants or upon conversion of such convertible securities shall be deemed to have been issued and outstanding as of the date of such sale or issuance, and the Conversion Ratio shall be adjusted pursuant to paragraph 8(g)(ii) hereof as though such maximum number of shares of Common Stock had been so issued for an aggregate consideration equal to the aggregate consideration paid for such rights, options, warrants or convertible securities and the aggregate consideration payable by the holders of such rights, options, warrants or convertible securities prior to their receipt of such shares of Common Stock. In case any portion of such consideration shall be in a form other than cash, the fair market value of such noncash consideration shall be determined as set forth in paragraph 8(g)(ii) hereof. Such adjustment shall be made successively whenever such rights, options, warrants or convertible securities are issued; and in the event that such rights, options or warrants expire unexercised, or in the event of a change in the number of shares of Common Stock to which the holders of such rights, options, warrants or convertible securities are entitled (other than pursuant to adjustment provisions therein comparable to those contained in this paragraph 8(g)), the Conversion Ratio shall again be adjusted to be the Conversion Ratio which would then be in effect if such rights, options, warrants or convertible securities had not been issued, in the former event, or the Conversion Ratio which would then be in effect if such holders had initially been entitled to such changed number of shares of Common Stock, in the latter event. No adjustment of the Conversion Ratio shall be made pursuant to this paragraph 8(g)(iv) to the extent that the Conversion Ratio shall have been adjusted pursuant to paragraph 8(g)(iii) upon the setting of any record date relating to such rights, options, warrants or convertible securities and such adjustment fully reflects the number of shares of Common Stock to which the holders of such rights, options, warrants or convertible securities are entitled and the price payable therefor.

               (v) In case the Corporation shall fix a record date for the making of a distribution to holders of Common Stock (including any such distribution made in connection with a consolidation or merger in which the Corporation is the continuing corporation) of evidences of indebtedness, assets or other property (other than dividends payable in Common Stock or rights, options or warrants referred to in, and for which an adjustment is made pursuant to, paragraph 8(g)(iii) hereof), the Conversion Ratio to be in effect after such record date shall be determined by multiplying the Conversion Ratio in effect immediately prior to such record date by a fraction, (A) the numerator of which shall be the Current

          Valuation Per Common Share on such record date, and (B) the denominator of which shall be the Current Valuation Per Common Share on such record date, less the fair market value (determined as set forth in paragraph 8(g)(ii) hereof) of the portion of the assets, other property or evidence of indebtedness so to be distributed which is applicable to one share of Common Stock. Such adjustments shall be made successively whenever such a record date is fixed; and in the event that such distribution is not so made, the Conversion Ratio shall again be adjusted to be the Conversion Ratio which would then be in effect if such record date had not been fixed.

               (vi) In the event that the Corporation, directly or indirectly, pays consideration of more than $25 million, in the aggregate, in excess of any insurance coverage or other right of recovery or set-off against any third party, to the extent such right of recovery or set-off has been finally agreed to in a binding settlement or finally determined by a court of competent jurisdiction without a right to appeal (such consideration, an "EXCESS PAYMENT"), in settlement or payment of any or all damages, losses, liabilities, expenses or claims of any kind (including, without limitation, expenses of investigation and attorney's fees and expenses) ("DAMAGES") relating to, arising under or resulting from any action, suit or proceeding brought by any party other than a holder or purchaser of the Series A Preferred Stock or Series B Preferred Stock and relating to or arising out of a misstatement or alleged misstatement of a material fact, or omission or alleged omission of a material fact (including, without limitation, any claim pursuant to Rule 10b-5 under the Securities Exchange Act of 1934 or pursuant to any comparable state law or regulation) that relates to events or circumstances occurring in whole or in part on or prior to December 13, 2000 and was made in connection with the purchase of, failure to purchase, sale of, failure to sell, conversion of, failure to convert, redemption of, failure to redeem, exchange of or failure to exchange the Corporation's or its Affiliates' (or any of its or their predecessor or successor entity's) securities, such Excess Payment shall be deemed an issuance of stock for which the Conversion Ratio shall be subject to adjustment pursuant to paragraph 8(g)(ii) (regardless of whether the Excess Payment is actually paid in stock or is paid in cash or any other asset or security), and the aggregate consideration received by the Corporation in connection with such issuance shall be deemed to be $0.00. Any Excess Payment made in the form of cash or any other asset or security shall be treated for purposes of the Section 8(g)(ii) computation as a deemed issuance of stock in which the number of shares issued equals the quotient of the fair market value of the Excess Payment divided by the Current Valuation Per Common Share. The adjustment of the Conversion Ratio pursuant to this Section 8(g)(vi) shall be the sole remedy of a holder of Series A Preferred Stock relating to an Excess Payment in respect of such Series A Preferred Stock.

               (vii) For purposes of any computation under paragraphs 8(g)(ii), 8(g)(iii), 8(g)(iv), 8(g)(v) or 8(g)(vi) hereof, on any determination date, if the computation is being made with respect to any issuance of stock in connection with any agreement (including any amendment, modification or replacement thereof whenever made) (an "EMPLOYEE RETENTION AGREEMENT") referred to in paragraph 7 of Section 3.5(b) of the Disclosure Letter, or any substantially similar agreement (including any amendment, modification or replacement thereof) entered into by the Corporation, its predecessors or successors or its or their respective Affiliates on or prior to December 13, 2000, obligating the Corporation to deliver Common Stock to any of the Corporation's or its Affiliates' (or any of its or their predecessor or successor entity's) current or former employees or consultants in respect of an agreement by such employee or consultant to remain in the employ of, or as a consultant to, the Corporation following an acquisition transaction, then both the "TRIGGER VALUE" and the "CURRENT VALUATION PER COMMON SHARE" shall be the greater of the 20 Day Market Price and $4.00 (as adjusted for any stock splits, stock dividends, recapitalization or the like) and the Corporation will be deemed to have received aggregate consideration equal to the product of the number of shares of Common Stock issued and the Market Price. In the event that the Corporation satisfies an obligation to deliver stock pursuant to an Employee Retention Agreement by delivering cash or cash equivalents, and the Corporation has sold stock (or any securities issuable upon conversion or exchange thereof)(other than the issuance by the Corporation of the Series A Preferred Stock or the Series B Preferred Stock (or any securities issuable upon conversion or exchange thereof) or any issuance pursuant to a Stock Plan or an Existing Obligation) within the six months prior to the date of such cash delivery and as to which less than all of the proceeds have previously been applied pursuant to this Section 8(g)(vii) then, to the extent of the proceeds of such offering(s) (the "SUBSTITUTE OFFERING(S)") which have not previously been applied for purposes of this Section (which shall be applied on a LIFO basis with the proceeds of the most recent offering being applied first), the Corporation shall be deemed to have issued, in connection with such Employee Retention Agreement, the number of shares of Common Stock in exchange for which the Corporation received proceeds in an amount equal to the cash delivered pursuant to such Employee Retention Agreement, and the Conversion Ratio will be adjusted for such issuance pursuant to this Section 8(g)(vii) as if such adjustment had occurred at the time of the issuance by the Corporation of such shares and no prior adjustment (if any) with respect to such issuance had occurred. If the Conversion Ratio had previously been adjusted as a consequence of such Substitute Offering, the adjustment of the Conversion Ratio under this Section shall be reduced to the extent necessary so that the adjustments shall not be duplicative. For purposes of any computation under paragraphs 8(g)(ii), 8(g)(iii), 8(g)(iv), 8(g)(v) or 8(g)(vi) hereof, on any determination date, if the computation is not being made with respect to any issuance of stock in connection with an Employee Retention Agreement as provided above, the "CURRENT VALUATION PER COMMON SHARE" shall be the greater of the 20 Day Market Price and the Adjusted Conversion Price, and the "TRIGGER VALUE" shall be the 20 Day Market Price, and the aggregate consideration received by the Corporation shall equal the fair market value of any consideration received by the Corporation for such issuance.


               (viii) No adjustment to the Conversion Ratio pursuant to paragraphs 8(g)(ii), 8(g)(iii), 8(g)(iv) and 8(g)(v) above shall be required unless such adjustment would require an increase or decrease of at least 1% in the Conversion Ratio; PROVIDED HOWEVER, that any adjustments which by reason of this paragraph 8(g)(viii) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this paragraph 8(g) shall be made to the nearest four decimal points.


               (ix) In the event that, at any time as a result of the provisions of this paragraph 8(g), the holder of this Series A Preferred Stock upon subsequent conversion shall become entitled to receive any shares of capital stock of the Corporation other than Common Stock, the number of such other shares so receivable upon conversion of this Series A Preferred Stock shall thereafter be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions contained herein.

          (h) All adjustments pursuant to this paragraph 8 shall be notified to the holders of Series A Preferred Stock and Series B Preferred Stock and such notice shall be accompanied by a Schedule of Computations of the adjustments.

          (i) Notwithstanding anything to the contrary contained herein, the Corporation shall not be obligated to issue any shares of Common Stock upon conversion of the Series A Preferred Stock if the issuance of such shares of Common Stock would exceed that number of shares of Common Stock which the Corporation may issue upon conversion of the Series A Preferred Stock without breaching the Corporation's obligations under the rules or regulations of The Nasdaq Stock Market (the "Exchange Cap"), except that such limitation shall not apply in the event that the Corporation (a) obtains the approval of its stockholders as required by the applicable rules of The Nasdaq Stock Market (or any successor rule or regulation) for issuances of Common Stock in excess of such amount ("Stockholder Approval"), or (b) obtains a written opinion from outside counsel to the Corporation that such approval is not required, which opinion shall be reasonably satisfactory to the holders of a majority of the shares of Series A Preferred Stock then outstanding (an "Opinion"). Until Stockholder Approval or an Opinion is obtained, no holder of shares of Series A Preferred Stock shall be issued, upon conversion of shares of Series A Preferred Stock, any shares of Common Stock which, together with all other shares of Common Stock issued prior thereto upon conversion of Series A Preferred Stock, would exceed the Exchange Cap (such shares of Common Stock which would cause the Exchange Cap to be exceeded being hereinafter referred to as "Excess Shares"). To the extent any such holder submits any share of Series A Preferred Stock (or portion thereof) for conversion into Common Stock pursuant to this Section 8, which would, but for such limitation, cause the Company to issue Excess Shares, the Company shall immediately issue to such holder in exchange for such share of Series A Preferred, one share (or an equivalent portion thereof) of Series B Preferred Stock, and the Corporation shall promptly deliver to such holder a certificate representing all shares of Series B Preferred Stock which are issued to such holder thereby. In the event that more than one holder of Series A Preferred Stock submits shares of Series A Preferred Stock for conversion on the same date and the Corporation can convert some, but not all, of such shares of Series A Preferred Stock, to the extent the Company can convert such shares into Common Stock without exceeding the Exchange Cap, the Company shall convert into Common Stock from each holder of Preferred Stock electing to have Series A Preferred Stock converted at such time a pro rata amount of such holder's shares of Series A Preferred Stock submitted for conversion based on the number of Shares of Series A Preferred Stock submitted for conversion on such date by such holder relative to the total number of shares of Series A Preferred Stock submitted for conversion on such date, and the remainder of such holder's shares of Series A Preferred Stock submitted for conversion shall be exchanged for Series B

     Preferred Stock as provided in the preceding sentence.

     9. VOTING RIGHTS. (a) Except as otherwise provided by applicable law, the holders of the shares of Series A Preferred Stock (i) shall be entitled to vote with the holders of the Common Stock on all matters submitted for a vote of holders of Common Stock, (ii) shall be entitled to a number of votes equal to the number of votes to which shares of Common Stock issuable upon conversion of such shares of Series A Preferred Stock would have been entitled if such shares of Common Stock had been outstanding at the time of the applicable vote and related record date and (iii) shall be entitled to notice of any stockholders' meeting in accordance with the certificate of incorporation and bylaws of the Corporation. Notwithstanding the foregoing, in the event that, at any time before Stockholder Approval or an Opinion is obtained, the outstanding shares of Series A Preferred Stock, plus any shares of Common Stock previously issued upon conversion of Series A Preferred Stock, would represent greater than the number of votes that would be held by the number of shares of Common Stock constituting the Exchange Cap, then for voting purposes the number of votes per share of Series A Preferred Stock shall be automatically reduced so that the outstanding shares of Series A Preferred Stock, plus any shares of Common Stock previously issued upon conversion of Series A Preferred Stock, represent the number of votes that would be held by the number of shares of Common Stock constituting the Exchange Cap.

          (b) So long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not, without the written consent or affirmative vote at a meeting called for that purpose of the holders of a majority of the shares of Series A Preferred Stock then outstanding, amend, alter or repeal, whether by merger, consolidation, combination, reclassification or otherwise, the Amended and Restated Certificate of Incorporation or By-laws of the Corporation or of any provision thereof (including the adoption of a new provision thereof) which would result in an alteration or circumvention of the voting powers, designation and preferences and relative participating, optional and other special rights, and qualifications, limitations and restrictions of the Series A Preferred Stock; PROVIDED that any such amendment or alteration that changes the dividend payable on, or the liquidation preference or the par value of, the Series A Preferred Stock shall require the affirmative vote at a meeting of holders of Series A Preferred Stock duly called for such purpose, or the written consent, of the holder of each share of Series A Preferred Stock.

          (c) The Corporation shall not, without first obtaining the approval of the holders of not less than a majority of the total number of shares of Series A Preferred Stock then outstanding:

               (i) issue any additional shares of Series A Preferred Stock (other than as dividends on Series A Preferred Stock or upon conversion of the Series B Preferred Stock);

               (ii) authorize, create or issue shares of any class or series of stock having any preference or priority superior to or on a parity with any such preference or priority of the Series A Preferred Stock;

               (iii) take any step resulting in the redemption of shares of Parity Securities or Junior Securities, except as set forth in paragraphs 4(c) and 4(d) of this Certificate of Designations; or

               (iv) amend this paragraph 9.

          (d) The consent or votes required in paragraph 9(b) and 9(c) above shall be in addition to any approval of stockholders of the Corporation which may be required by law or pursuant to any provision of the Corporation's certificate of incorporation or bylaws, which approval shall be obtained by vote of the stockholders of the Corporation in the manner provided in paragraph 9(a) above.

          (e) On each of the Issue Date and the date of a Stockholder Approval Event, if any, the number of directors then constituting the Board of Directors shall be increased by one and the holders of shares of Series A Preferred Stock, voting as a single class, shall be entitled to elect one, or if a Stockholder Approval Event has occurred, two directors to serve on the Board of Directors at any annual meeting of stockholders or special meeting held in place thereof, or at a special meeting of the holders of the Series A Preferred Stock called as hereinafter provided. Whenever a majority of the shares of Series A Preferred Stock issued on the Issue Date have been converted into Common Stock pursuant to this Certificate of Designation or have been transferred by the initial holder thereof to a Person that is not an Affiliate of the initial holder, then the right of the holders of the Series A Preferred Stock to elect such additional director(s) shall cease, and the term of office of any person elected as director by the holders of the Series A Preferred Stock shall forthwith terminate and the number of the Board of Directors shall be reduced accordingly. At any time after voting power to elect a director shall have become vested and be continuing in the holders of Series A Preferred Stock pursuant to this paragraph, or if a vacancy shall exist in the office of a director elected by the holders of Series A Preferred Stock, a proper officer of the Corporation may, and upon the written request of the holders of record of at least twenty-five percent (25%) of the shares of Series A Preferred Stock then outstanding addressed to the Secretary of the Corporation shall, call a special meeting of the holders of Series A Preferred Stock, for the purpose of electing the director which such holders are entitled to elect. If such meeting shall not be called by a proper officer of the Corporation within twenty (20) days after personal service of said written request upon the Secretary of the Corporation, or within twenty (20) days after mailing the same within the United States by certified mail, addressed to the Secretary of the Corporation at its principal executive offices, then the holders of at least twenty-five percent (25%) of the outstanding shares of Series A Preferred Stock may designate in writing one of their number to call such meeting at the expense of the Corporation, and such meeting may be called by the person so designated upon the notice required for the annual meeting of stockholders of the Corporation and shall be held at the place for holding the annual meetings of stockholders. Any holder of Series A Preferred Stock so designated shall have, and the Corporation shall provide, access to the lists of stockholders to be called pursuant to the provisions hereof.

     10. RECLASSIFICATION, SUBDIVISION OR COMBINATION. The Series A Preferred Stock may not be reclassified, subdivided or combined unless the Series B Preferred Stock is reclassified, subdivided or combined (as the case may be) simultaneously and in the same proportion.

     11. REPORTS. The Corporation shall mail to all holders of Series A Preferred Stock those reports, proxy statements and other materials that it mails to all of its holders of Common Stock. In the event the Corporation is not required to file quarterly and annual financial reports with the Securities and Exchange Commission pursuant to Section 13 or Section 15(d) of the Exchange Act, the Corporation will furnish the holders of the Series A Preferred Stock with reports containing the same information as would be required in such reports.

     12. QUOTATION. So long as any of the Series A Preferred Stock is outstanding, the Corporation shall use commercially reasonable efforts to maintain the quotation of the Common Stock on the Nasdaq National Market.

     13. GENERAL PROVISIONS.

          (a) The headings of the paragraphs, subparagraphs, clauses and subclauses of this Certificate of Designations are for convenience of reference only and shall not define, limit or affect any of the provisions hereof.

          (b) Each holder of Series A Preferred Stock, by acceptance thereof, acknowledges and agrees that payments of dividends, interest, premium and principal on, and exchange, redemption and repurchase of, such securities by the Corporation are subject to restrictions on the Corporation contained in certain credit and financing agreements.

     IN WITNESS WHEREOF, marchFIRST, Inc. has caused this Certificate of Designations to be signed and attested by the undersigned this 27th day of December, 2000.

                                       marchFIRST, Inc.



                                       By: /s/ ROBERT F. BERNARD
                                           -----------------------------------
                                           Name:    Robert F. Bernard
                                           Title:   Chief Executive Officer



         ATTEST:

         By:  /s/ EDWARD V. SZOFER
              -------------------------------
              Name:    Edward V. Szofer
              Title:   Secretary